Exhibit 10.29

MORTGAGE DEED, SECURITY AGREEMENT, FIXTURE FILING,

FINANCING STATEMENT

AND ASSIGNMENT OF LEASES AND RENTS

THIS MORTGAGE DEED, SECURITY AGREEMENT, FIXTURE FILING, FINANCING STATEMENT AND ASSIGNMENT OF LEASES AND RENTS (this “Mortgage”) is executed as of July 6, 2005, by TRADEPORT DEVELOPMENT II, LLC, a Connecticut limited liability company (“Mortgagor”), in favor of, and for the use and benefit of, FIRST SUNAMERICA LIFE INSURANCE COMPANY, a New York corporation (“Mortgagee”).

ARTICLE 1
PARTIES, PROPERTY, AND DEFINITIONS

The following terms and references shall have the meanings indicated:

1.1          Agreement Concerning Master Lease:  The Agreement Concerning Master Lease of even date herewith by and between Mortgagor, Mortgagee, and Guarantor.

1.2          Application:  As defined in Section 9.20.

1.3          Chattels:  All goods, fixtures, inventory, equipment, building and other materials, supplies, and other tangible personal property of every nature, to the extent now owned or hereafter acquired by Mortgagor and used or intended for use in the construction, development, or operation of the Property, together with all accessions thereto, replacements and substitutions therefor, and proceeds thereof.

1.4          Controlling Persons:  Collectively, (a) Guarantor, (b) any other party directly or indirectly liable for payment of the Secured Obligations, whether as maker, endorser, guarantor, surety, general partner, or otherwise, and (c) any successor to any of the foregoing.  Pursuant to the foregoing, River Bend Associates, Inc., a Connecticut corporation, is not a Controlling Person as of the date of this Mortgage.  No shareholder, officer, or director of Guarantor shall be considered a Controlling Person.

1.5          Default:  Any matter which, with the giving of notice, passage of time, or both, would constitute an Event of Default.

1.6          Environmental Indemnity Agreement:  The Environmental Indemnity Agreement of even date herewith made by Mortgagor and Guarantor for the benefit of Mortgagee.

1.7          ERISA:  The Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations issued thereunder.

1.8          Event of Default:  As defined in Article 6.

1.9          Guarantor:  Griffin Land & Nurseries, Inc., a Delaware corporation.

1.10        Guaranty Agreement:  The Guaranty Agreement of even date herewith made by Guarantor for the benefit of Mortgagee.

1.11        Insurance Agreement:  The Agreement Concerning Insurance Requirements of even date herewith executed by Mortgagor for the benefit of Mortgagee.

1.12        Intangible Personalty:  To the extent now owned or hereafter acquired by Mortgagor, the right to use all trademarks and trade names and symbols or logos used in connection therewith, or any modifications or variations thereof, in connection with the operation of the improvements existing or to be constructed on the Property, together with all accounts, deposit accounts, letter of credit rights, investment property, monies in the possession of Mortgagee (including without limitation proceeds from insurance, retainages and deposits for taxes and insurance), Permits, contract rights (including, without limitation, rights to receive insurance proceeds) and general intangibles (whether now owned or hereafter acquired, and including proceeds thereof) relating to or arising from Mortgagor’s ownership, use, operation, leasing, or sale of all or any part of the Property, specifically including but in no way limited to any right which Mortgagor may have or acquire to transfer any development rights from the Property to other real property, and any development rights which may be so transferred.

1.13        Lease Certificate:  The certificate of even date herewith made by Mortgagor to Mortgagee concerning Leases.

1.14        Leases:  Any and all leases, subleases and other agreements under the terms of which any person other than Mortgagor has or acquires any right to occupy or use the Property, or any part thereof.

1.15        Loan:  The loan from Mortgagee to Mortgagor evidenced by the Note.

1.16        Loan Documents:  The Note, all of the deeds of trust, mortgages and other instruments and documents securing or executed and delivered in connection with the Note, including this Mortgage; the Insurance Agreement; the Environmental Indemnity Agreement; the Guaranty Agreement; the Lease Certificate; Agreement Concerning Master Lease (as defined in Section 1.1 above); Tenant Improvements and Leasing Commissions Escrow Agreement (as defined in Section 1.25 below) and each other document executed or delivered in connection with the transaction pursuant to which the Note has been executed and delivered.  The term “Loan Documents” also includes all modifications, extensions, renewals, and replacements of each document referred to above.

1.17        Mortgagee:  The Mortgagee named in the introductory paragraph of this Mortgage, whose legal address is c/o AIG Global Investment Corp., 1 SunAmerica Center, 38th Floor, Century City, Los Angeles, California 90067-6022, together with any future holder of the Note.

1.18        Mortgagor:  The Mortgagor named in the introductory paragraph of this Mortgage (Taxpayer Identification No. 20-2650579; Organizational I.D. No. 0814512), whose legal address is 204 West Newberry Road, Bloomfield, Connecticut 06002-1308, together with any future owner of the Property or any part thereof or interest therein.

1.19        Note:  Mortgagor’s promissory note of even date herewith, payable to the order of Mortgagee in the principal face amount of $12,700,000.00, the last payment under which is due on August 1, 2015, or, if extended by Mortgagee pursuant to its terms, August 1, 2020, unless such due date is accelerated, together with all renewals, extensions and modifications of such promissory note.  All terms and provisions of the Note are incorporated by this reference in this Mortgage.

1.20        Permits:  All permits, licenses, certificates and authorizations necessary for the beneficial development, ownership, use, occupancy, operation and maintenance of the Property.

1.21        Permitted Exceptions:  The matters (excluding matters of survey) set forth in Schedule B-I of the title insurance policy insuring the lien created by this Mortgage, in form and substance satisfactory to, and accepted by, Mortgagee, that Mortgagor has caused to be delivered to Mortgagee in connection with the Loan.

1.22        Property:  The tract or tracts of land described in Exhibit A attached, together with the following:

(a)           All buildings, structures, and improvements now or hereafter located on such tract or tracts, as well as all rights-of-way, easements, and other appurtenances thereto;

(b)           All of Mortgagor’s right, title, and interest in and to any land lying between the boundaries of such tract or tracts and the center line of any adjacent street, road, avenue, or alley, whether opened or proposed;

(c)           All of the rents, income, receipts, revenues, issues and profits of and from such tract or tracts and improvements;

(d)           To the extent now owned or hereafter acquired by Mortgagor, all (i) water and water rights (whether decreed or undecreed, tributary, nontributary or not nontributary, surface or underground, or appropriated or unappropriated); (ii) ditches and ditch rights; (iii) spring and spring rights; (iv) reservoir and reservoir rights; and (v) shares of stock in water, ditch and canal companies and all other evidence of such rights, and which are appurtenant to or which have been used in connection with such tract or tracts or improvements;

(e)           Any minerals, crops, timber, trees, shrubs, flowers, and landscaping features now or hereafter located on, under or above such tract or tracts;

(f)            Subject to the rights of any utility or public service provider, all machinery, apparatus, equipment, fittings, fixtures (whether actually or constructively attached, and including all trade, domestic, and ornamental fixtures) now or hereafter located in, upon, or under such tract or tracts or improvements and used or usable in connection with any present or future operation thereof, including but not limited to all heating, air-conditioning, freezing, lighting, laundry, incinerating and power equipment; engines; pipes; pumps; tanks; motors; conduits; switchboards; plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, cooking, and communications apparatus; boilers, water heaters, ranges, furnaces, and burners; appliances; vacuum cleaning systems; elevators; escalators; shades; awnings; screens; storm doors and windows; stoves; refrigerators; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; and all additions thereto and replacements therefor, except any such items owned by tenants under Leases or leased by such tenants from any entity other than Mortgagor;

(g)           Any development rights associated with such tract or tracts, whether previously or subsequently transferred to such tract or tracts from other real property or now or hereafter susceptible of transfer from such tract or tracts to other real property;

(h)           Subject to the rights of tenants under Leases, any awards and payments, including interest thereon, resulting from the exercise of any right of eminent domain or any other public or private taking of, injury to, or decrease in the value of, any of such property; and

(i)            Any other and greater rights and interests of every nature in such tract or tracts and in the possession or use thereof and income therefrom, to the extent now owned or subsequently acquired by Mortgagor.

1.23        Secured Obligations:  The principal sum of $12,700,000.00 and all other present and future obligations of Mortgagor to Mortgagee evidenced by or contained in the Note, the Environmental Indemnity Agreement, this Mortgage and all other Loan Documents, whether stated in the form of promises, covenants, representations, warranties, conditions, or prohibitions or in any other form.  If the maturity of the Note secured by this Mortgage is accelerated, the Secured Obligations shall include an amount equal to any prepayment premium which would be payable under the terms of the Note as if the Note were prepaid in full on the date of the acceleration.  If under the terms of the Note no voluntary prepayment would be permissible on the date of such acceleration, then the prepayment fee or premium to be included in the Secured Obligations shall be equal to one hundred fifty percent (150%) of the highest prepayment fee or premium set forth in the Note, calculated as of the date of such acceleration, as if prepayment were permitted on such date.

1.24        State:  The State in which the Property is located.

1.25        Tenant Improvements and Leasing Commissions Escrow Agreement:  The Tenant Improvements and Leasing Commissions Escrow Agreement of even date herewith by and between Mortgagor, Mortgagee, and the “Escrow Agent” named therein.

Article 2
GRANTING CLAUSE

2.1          Grant to Mortgagee.  As security for the Secured Obligations, Mortgagor hereby gives, grants, bargains, sells, conveys, mortgages, assigns, confirms and warrants unto Mortgagee the entire right, title, interest and estate of Mortgagor in and to the Property, whether now owned or hereafter acquired; TO HAVE AND TO HOLD the same, together with all and singular the rights, hereditaments, and appurtenances in anywise appertaining or belonging thereto, unto Mortgagee and Mortgagee’s successors, substitutes and assigns forever, to its and their own proper use and behoof.

2.2          Security Interest to Mortgagee.  As additional security for the Secured Obligations, Mortgagor hereby grants to Mortgagee a security interest in the Property, Chattels and Intangible Personalty.  To the extent any of the Property, Chattels or the Intangible Personalty may be or have been acquired with funds advanced by Mortgagee under the Loan Documents, this security interest is a purchase money security interest.  This Mortgage constitutes a Security Agreement under the Uniform Commercial Code of the state in which the Property is located (the “Code”) with respect to any part of the Property, Chattels and Intangible Personalty that may or might now or hereafter be or be deemed to be personal property, fixtures or property other than real estate (all collectively hereinafter called “Collateral”); all of the terms, provisions, conditions and agreements contained in this Mortgage pertain and apply to the Collateral as fully and to the same extent as to any other property comprising the Property, and the following provisions of this Section shall not limit the generality or applicability of any other provisions of this Mortgage but shall be in addition thereto:

(a)           The Collateral shall be used by Mortgagor solely for business purposes, and all Collateral (other than the Intangible Personalty) shall be installed upon the real estate comprising part of the Property for Mortgagor’s own use or as the equipment and furnishings furnished by Mortgagor, as landlord, to tenants of the Property;

(b)           Subject to Section 5.7 below, the Collateral (other than the Intangible Personalty) shall be kept at the real estate comprising a part of the Property, and shall not be removed therefrom without the consent of Mortgagee (being the Secured Party as that term is used in the Code); and the Collateral (other than the Intangible Personalty) may be affixed to such real estate but shall not be affixed to any other real estate;

(c)           No financing statement covering any of the Collateral or any proceeds thereof is on file in any public office; and Mortgagor will, at its cost and expense, upon demand, furnish to Mortgagee such further information and will execute and deliver to Mortgagee such financing statements and other documents in form satisfactory to Mortgagee and will do all such acts and things as Mortgagee may at any time or from time to time reasonably request or as may be necessary or appropriate to establish and maintain a perfected first-priority security interest in the Collateral as security for the Secured Obligations, subject to no adverse liens or encumbrances; and Mortgagor will pay the cost of filing the same or filing or recording such financing statements or other documents and this instrument in all public offices wherever filing or recording is deemed by Mortgagee to be necessary or desirable;

(d)           The terms and provisions contained in this Section and in Section 7.6 of this Mortgage shall, unless the context otherwise requires, have the meanings and be construed as provided in the Code; and

(e)           This Mortgage constitutes a financing statement under the Code with respect to the Collateral.  As such, this Mortgage covers all items of the Collateral that are or are to become fixtures.  The filing of this Mortgage in the real estate records of Windsor, Connecticut, where the Property is located shall constitute a fixture filing in accordance with the Code.  Information concerning the security interests created hereby may be obtained at the addresses set forth in Article 1 of this Mortgage.  Mortgagor is the “Debtor” and Mortgagee is the “Secured Party” (as those terms are defined and used in the Code) insofar as this Mortgage constitutes a financing statement.

THE CONDITION OF THIS DEED IS SUCH THAT Mortgagor is indebted to Mortgagee in the principal sum of TWELVE MILLION SEVEN HUNDRED THOUSAND DOLLARS and NO/100THS DOLLARS, as evidenced by the Note and is indebted for the other Secured Obligations, and Mortgagor further covenants and agrees as follows:

ARTICLE 3
MORTGAGOR’S REPRESENTATIONS AND WARRANTIES

3.1          Warranty of Title.  Mortgagor represents and warrants to Mortgagee that:

(a)           Mortgagor has good and marketable fee simple title to the Property, and such fee simple title is free and clear of all liens, encumbrances, security interests and other claims whatsoever, subject only to the Permitted Exceptions;

(b)           Mortgagor is the sole and absolute owner of the Chattels and the Intangible Personalty, free and clear of all liens, encumbrances, security interests and other claims whatsoever, subject only to the Permitted Exceptions;

(c)           This Mortgage is a valid and enforceable first lien and security interest on the Property, Chattels and Intangible Personalty, subject only to the Permitted Exceptions;

(d)           Mortgagor, for itself and its successors and assigns, hereby agrees to warrant and forever defend, all and singular of the property and property interests granted and conveyed pursuant to this Mortgage, against every person whomsoever lawfully claiming, or to claim, the same or any part thereof; and

The representations, warranties and covenants contained in this Section shall survive foreclosure of this Mortgage, and shall inure to the benefit of and be enforceable by any person who may acquire title to the Property, the Chattels, or the Intangible Personalty pursuant to any such foreclosure.

3.2          Due Authorization.  If Mortgagor is other than a natural person, then each individual who executes this document on behalf of Mortgagor represents and warrants to Mortgagee that such execution has been duly authorized by all necessary corporate, partnership, limited liability company or other action on the part of Mortgagor.  Mortgagor represents that Mortgagor has obtained all consents and approvals required in connection with the execution, delivery and performance of this Mortgage;

3.3          Other Representations and Warranties.  Mortgagor represents and warrants to Mortgagee as follows:

(a)           Mortgagor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Connecticut.  The sole Controlling Person of Mortgagor is Guarantor.  Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           The execution, delivery and performance by Mortgagor of the Loan Documents are within Mortgagor’s power and authority and have been duly authorized by all necessary action;

(c)           This Mortgage is, and each other Loan Document to which Mortgagor or Guarantor is a party will, when delivered hereunder, be valid and binding obligations of Mortgagor and Guarantor enforceable against Mortgagor and Guarantor in accordance with their respective terms, except as limited by equitable principles and bankruptcy, insolvency and similar laws affecting creditors’ rights;

(d)           The execution, delivery and performance by Mortgagor and Guarantor of the Loan Documents will not contravene any contractual or other restriction binding on or affecting Mortgagor or any Controlling Person and will not result in or require the creation of any lien, security interest, other charge or encumbrance (other than pursuant hereto) upon or with respect to any of its properties;

(e)           The execution, delivery and performance by Mortgagor and Guarantor of the Loan Documents does not contravene any applicable law;

(f)            No authorization, approval, consent or other action by, and no notice to or filing with, any court, governmental authority or regulatory body is required for the due execution, delivery and performance by Mortgagor and Guarantor of any of the Loan Documents or the effectiveness of any assignment of any of Mortgagor’s rights and interests of any kind to Mortgagee;

(g)           No part of the Property, Chattels, or Intangible Personalty is in the hands of a receiver, no application for a receiver is pending with respect to any portion of the Property, Chattels, or Intangible Personalty, and no part of the Property, Chattels, or Intangible Personalty is subject to any foreclosure or similar proceeding;

(h)           Neither Mortgagor nor any Controlling Person has made any assignment for the benefit of creditors, nor has Mortgagor or any Controlling Person filed, or had filed against it, any petition in bankruptcy;

(i)            There is no pending or, to the best of Mortgagor’s knowledge, threatened, litigation, action, proceeding or investigation, including, without limitation, any condemnation proceeding, against Mortgagor or the Property before any court, governmental or quasi-governmental, arbitrator or other authority, and no such action against any Controlling Person which could have a material adverse effect on its financial condition;

(j)            Mortgagor is a “non-foreign person” within the meaning of Sections 1445 and 7701 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

(k)           Access to and egress from the Property are available and provided by public streets, and Mortgagor has no knowledge of any federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Property or to restrict or change access from any such highway or road to the Property which would adversely affect the Property, access to the Property or the operation of the Property as it is currently being used;

(l)            All public utility services necessary for the operation of all improvements constituting part of the Property for their intended purposes are available at the boundaries of the land constituting part of the Property, including water supply, storm and sanitary sewer facilities, and natural gas, electric and telephone facilities;

(m)          The Property is located in a zoning district designated I-1 (Industrial Zone), by the Town of Windsor, Connecticut.  Such designation permits the development, use and operation of the Property as it is currently operated as a permitted, and not as a non-conforming use.  Mortgagor’s use of the Property and the uses of the Property permitted to tenants under Leases comply in all respects with all zoning ordinances, regulations, requirements, conditions and restrictions, including but not limited to deed restrictions and restrictive covenants, applicable to the Property;

(n)           There are no special or other assessments for public improvements or otherwise now affecting the Property, nor does Mortgagor know of any pending or threatened special assessments affecting the Property or any contemplated improvements affecting the Property that may result in special assessments.  There are no tax abatements or exceptions affecting the Property;

(o)           Mortgagor and each Controlling Person has filed all tax returns it is required to have filed, and has paid all taxes as shown on such returns or on any assessment received pertaining to the Property;

(p)           Mortgagor has not received any notice from any governmental body having jurisdiction over the Property as to any violation of any applicable law, or any notice from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage on or with respect to the Property or the continuation thereof at premium rates existing at present which have not been remedied or satisfied;

(q)           Neither Mortgagor nor any Controlling Person is in default, in any manner which would adversely affect its properties, assets, operations or condition (financial or otherwise), in the performance, observance or fulfillment of any of the obligations, covenants or conditions set forth in any agreement or instrument to which it is a party or by which it or any of its properties, assets or revenues are bound;

(r)            Except as set forth in the Lease Certificate, there are no occupancy rights (written or oral), Leases or tenancies (other than subleases) presently affecting any part of the Property.  To Mortgagor’s knowledge, there are no subleases presently affecting any part of the Property.  The Lease Certificate contains a true and correct description of all Leases presently affecting the Property (other than subleases).  No written or oral agreements or understandings exist between Mortgagor and the tenants under the Leases described in the Lease Certificate that grant such tenants any rights greater than those described in the Lease Certificate or that are in any way inconsistent with the rights described in the Lease Certificate;

(s)           There are no purchase options, purchase contracts or other similar agreements of any type (written or oral) presently affecting any part of the Property;

(t)            There exists no brokerage agreement with respect to any part of the Property, except as otherwise disclosed to Mortgagee in writing;

(u)           Except as otherwise disclosed to Mortgagee in writing prior to the date hereof, (i) there are no contracts presently affecting the Property (“Contracts”) having a term in excess of one hundred eighty (180) days or not terminable by Mortgagor (without penalty) on thirty (30) days’ notice; (ii) Mortgagor has heretofore delivered to Mortgagee true and correct copies of each of the Contracts together with all amendments thereto; (iii) Mortgagor is not in default of any obligations under any of the Contracts; and (iv) the Contracts represent the complete agreement between Mortgagor and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable, and except as otherwise disclosed herein, such other parties possess no unsatisfied claims against Mortgagor.  Mortgagor is not in default under any of the Contracts and no event has occurred which, with the passing of time or the giving of notice, or both, would constitute a default under any of the Contracts;

(v)           Mortgagor has obtained all Permits required to be obtained by Mortgagor for the operation, use, ownership, development, occupancy and maintenance of the Property as an industrial distribution center, as it is currently being operated.  None of the Permits has been suspended or revoked, and all of the Permits are in full force and effect, are fully paid for, and Mortgagor has made or will make application for renewals of any of the Permits prior to the expiration thereof;

(w)          All insurance policies held by Mortgagor relating to or affecting the Property are in full force and effect, and Mortgagor shall keep the property fully insured as required hereunder until all Secured Obligations are satisfied.  Mortgagor has not received any notice of default or notice terminating or threatening to terminate any such insurance policies.  Mortgagor has made or will make application for renewals of any of such insurance policies prior to the expiration thereof;

(x)            Mortgagor currently complies with ERISA.  Neither the making of the Loan and secured by this Mortgage nor the exercise by Mortgagee of any of its rights under the Loan Documents constitutes or will constitute a non-exempt, prohibited transaction under ERISA; and

(y)           Mortgagor’s exact legal name is correctly set out in the introductory paragraph of this Mortgage.  Mortgagor’s organizational identification number is correctly set forth in the definition of “Mortgagor” set forth in Article 1 hereof.  Mortgagor’s location (as such term is used in Section 5.8 hereof) is the State of Connecticut.

(z)            To the best of Mortgagor’s knowledge, (i) no part of the Property has, at any time during the period of three (3) years immediately preceding the date hereof, been included in the “property description” of any real estate contiguous with the Property (within the meaning of §22a–452a(c) of the Connecticut General Statutes), (ii) no part of the Property is or has been an “establishment” or a “service station” under §22a–134 – et seq. – of the Connecticut General Statutes, and (iii) except as disclosed on the Environmental Assessment (as defined in the Environmental Indemnity Agreement), no part of the Property contains or has ever contained any underground storage tanks or facilities (as such terms are defined in §22a–449(d) – and §22a-449(d)–101 of the Regulations of the State of Connecticut.

3.4          Continuing Effect.  Mortgagor shall be liable to Mortgagee for any damage suffered by Mortgagee if any of the foregoing representations are inaccurate as of the date hereof, regardless of when such inaccuracy may be discovered by, or result in harm to, Mortgagee.  Mortgagor further represents and warrants that the foregoing representations and warranties, as well as all other representations and warranties of Mortgagor to Mortgagee relative to the Loan Documents, shall survive termination of this Mortgage.

ARTICLE 4
MORTGAGOR’S AFFIRMATIVE COVENANTS

4.1          Payment of Note.  Mortgagor will pay all principal, interest, and other sums payable under the Note, on the date when such payments are due, without notice or demand.

4.2          Performance of Other Obligations.  Mortgagor will promptly and strictly perform and comply with all other covenants, conditions, and prohibitions required of Mortgagor by the terms of the Loan Documents.

4.3          Other Encumbrances.  Mortgagor will promptly and strictly perform and comply with all covenants, conditions, and prohibitions required of Mortgagor in connection with any other encumbrance affecting the Property, the Chattels, or the Intangible Personalty, or any part thereof, or any interest therein, regardless of whether such other encumbrance is superior or subordinate to the lien hereof.

4.4          Payment of Taxes.

(a)           Property Taxes.  Unless Mortgagor is depositing money into escrow pursuant to Section 4.4(b), Mortgagor will (i) pay, before delinquency, all taxes and assessments, general or special, which may be levied or imposed at any time against Mortgagor’s interest and estate in the Property, the Chattels, or the Intangible Personalty, and (ii) within ten (10) days after each payment of any such tax or assessment, Mortgagor will deliver to Mortgagee, without notice or demand, an official receipt for such payment.  At Mortgagee’s option, Mortgagee may retain the services of a firm to monitor the payment of all taxes and assessments relating to the Property.  The cost of such services shall be borne by Mortgagor unless Mortgagor is making deposits pursuant to Section 4.4(b).

(b)           Deposit for Taxes.  On or before the date hereof, Mortgagor shall deposit with Mortgagee an amount equal to 1/12th of the amount which Mortgagee estimates will be required to make the next annual payment of taxes, assessments, and similar governmental charges referred to in this Section, multiplied by the number of whole or partial months that have elapsed since the date one month prior to the most recent due date for such taxes, assessments and similar governmental charges.  Thereafter, with each monthly payment under the Note, Mortgagor shall deposit with Mortgagee an amount equal to 1/12th of the amount which Mortgagee estimates will be required to pay the next annual payment of taxes, assessments, and similar governmental charges referred to in this Section.  The purpose of these provisions is to provide Mortgagee with sufficient funds on hand to pay all such taxes, assessments, and other governmental charges thirty (30) days before the date on which they become past due.  If the Mortgagee, in its sole discretion, determines that the funds escrowed hereunder are, or will be, insufficient, Mortgagor shall upon demand pay such additional sums as Mortgagee shall determine necessary and shall pay any increased monthly charges requested by Mortgagee.  Provided no Default or Event of Default exists hereunder, Mortgagee will apply the amounts so deposited to the payment of such taxes, assessments, and other charges when due, but in no event will Mortgagee be liable for any interest on any amount so deposited, and any amount so deposited may be held and commingled with Mortgagee’s own funds.

(c)           Intangible Taxes.  If by reason of any statutory or constitutional amendment or judicial decision adopted or rendered after the date hereof, any tax, assessment, or similar charge is imposed against the Note, Mortgagee, or any interest of Mortgagee in any real or personal property encumbered hereby, Mortgagor will pay such tax, assessment, or other charge before delinquency and will indemnify Mortgagee against all loss, expense, or diminution of income in connection therewith.  In the event Mortgagor is unable to do so, either for economic reasons or because the legal provisions or decisions creating such tax, assessment or charge forbid Mortgagor from doing so, then the Note will, at Mortgagee’s option, become due and payable in full upon thirty (30) days’ notice to Mortgagor.

(d)           Right to Contest.  Notwithstanding any other provision of this Section, Mortgagor will not be deemed to be in default solely by reason of Mortgagor’s failure to pay any tax, assessment or similar governmental charge so long as, in Mortgagee’s reasonable judgment, each of the following conditions is satisfied:

(i)      Mortgagor is engaged in and diligently pursuing in good faith administrative or judicial proceedings appropriate to contest the validity or amount of such tax, assessment, or charge; and

(ii)     Mortgagor’s payment of such tax, assessment, or charge would necessarily and materially prejudice Mortgagor’s prospects for success in such proceedings; and

(iii)    Nonpayment of such tax, assessment, or charge will not result in the loss or forfeiture of any property encumbered hereby or any interest of Mortgagee therein; and

(iv)    Mortgagor deposits with Mortgagee, as security for such payment which may ultimately be required, a sum equal to the amount of the disputed tax, assessment or charge plus the interest, penalties, advertising charges, and other costs which Mortgagee estimates are likely to become payable if Mortgagor’s contest is unsuccessful.

If Mortgagee determines that any one or more of such conditions is not satisfied or is no longer satisfied, Mortgagor will pay the tax, assessment, or charge in question, together with any interest and penalties thereon, within ten (10) days after Mortgagee gives notice of such determination.

4.5          Maintenance of Insurance.

(a)           Coverages Required.  Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurance companies or associations satisfactory to Mortgagee, all insurance required under the terms of the Insurance Agreement, and shall comply with each and every covenant and agreement contained in the Insurance Agreement.

(b)           Renewal Policies.  Not less than five (5) days prior to the expiration date of each insurance policy required pursuant to the Insurance Agreement, Mortgagor will deliver to Mortgagee an appropriate renewal binder or policy (or a certified copy thereof), together with evidence satisfactory to Mortgagee that the applicable premium has been prepaid, which evidence may follow up to ten (10) days after such payment has been made.

(c)           Deposit for Premiums.  Upon written demand made by Mortgagee following the occurrence of any Event of Default, Mortgagor shall deposit with Mortgagee an amount equal to 1/12th of the amount which Mortgagee estimates will be required to make the next annual payments of the premiums for the policies of insurance referred to in this Section, multiplied by the number of whole and partial months which have elapsed since the date one month prior to the most recent policy anniversary date for each such policy.  Thereafter, with each monthly payment under the Note, Mortgagor will deposit an amount equal to 1/12th of the amount which Mortgagee estimates will be required to pay the next required annual premium for each insurance policy referred to in this Section.  The purpose of these provisions is to provide Mortgagee with sufficient funds on hand to pay all such premiums thirty (30) days before the date on which they become past due.  If the Mortgagee, in its sole discretion, determines that the funds escrowed hereunder are, or will be, insufficient, Mortgagor shall upon demand pay such additional sums as Mortgagee shall determine necessary and shall pay any increased monthly charges requested by Mortgagee.  Provided no Default or Event of Default exists hereunder, Mortgagee will apply the amounts so deposited to the payment of such insurance premiums when due, but in no event will Mortgagee be liable for any interest on any amounts so deposited, and the money so received may be held and commingled with Mortgagee’s own funds.

(d)           Application of Hazard Insurance Proceeds.  Mortgagor shall promptly notify Mortgagee of any damage or casualty to all or any portion of the Property or Chattels.  Mortgagee may participate in all negotiations and appear and participate in all judicial arbitration proceedings concerning any insurance proceeds which may be payable as a result of such casualty or damage, and may, in Mortgagee’s reasonable discretion following any Event of Default, compromise or settle, in the name of Mortgagee, Mortgagor, or both any claim for any such insurance proceeds.  Any such insurance proceeds in excess of $500,000.00 shall be paid to Mortgagee and shall be applied first to reimburse Mortgagee for all costs and expenses, including attorneys’ fees, incurred by Mortgagee in connection with the collection of such insurance proceeds.  The balance of any insurance proceeds received by Mortgagee with respect to an insured casualty may, in Mortgagee’s sole discretion, either (i) be retained and applied by Mortgagee toward payment of the Secured Obligations, or (ii) be paid over, in whole or in part and subject to such commercially reasonable construction related advancement conditions as Mortgagee may impose, to Mortgagor to pay for repairs or replacements necessitated by the casualty; provided, however, that if all of the Secured Obligations have been performed or are discharged by the application of less than all of such insurance proceeds, then any remaining proceeds will be paid over to Mortgagor.  Notwithstanding the preceding sentence, if (A) no Default or Event of Default shall exist hereunder, and (B) the proceeds received by Mortgagee (together with any other funds delivered by Mortgagor to Mortgagee for such purpose) shall be sufficient, in Mortgagee’s reasonable judgment, to pay for any restoration necessitated by the casualty, and (C) either Mortgagor is obligated under the terms of any Lease to restore or repair the Property or the annual income from Leases that will survive restoration provide a forward-looking Debt Service Coverage Ratio (as defined in the Agreement Concerning Master Lease) of at least 1.05 upon completion of restoration, and Mortgagor demonstrates to Mortgagee’s reasonable satisfaction that it will be able to attain a forward-looking Debt Service Coverage Ration of at least 1.20 times the annual debt service from Leases within six months after completion of restoration, and (D) such restoration can be completed, in Mortgagee’s judgment, at least ninety (90) days prior to the maturity date of the Note, then Mortgagee shall apply such proceeds as provided in clause (ii) of the preceding sentence.  Mortgagee will have no obligation to see to the proper application of any insurance proceeds paid over to Mortgagor, nor will any such proceeds received by Mortgagee bear interest or be subject to any other charge for the benefit of Mortgagor.  Mortgagee may, prior to the application of insurance proceeds, commingle them with Mortgagee’s own funds and otherwise act with regard to such proceeds as Mortgagee may determine in Mortgagee’s sole discretion.

(e)           Successor’s Rights.  Any person who acquires title to the Property or the Chattels upon foreclosure hereunder will succeed to all of Mortgagor’s rights under all policies of insurance maintained pursuant to this Section.

4.6          Maintenance and Repair of Property and Chattels.  Mortgagor will at all times maintain the Property and the Chattels in good condition and repair, will diligently prosecute the completion of any building or other improvement which is at any time in the process of construction on the Property, and will promptly repair, restore, replace, or rebuild any part of the Property or the Chattels which may be affected by any casualty or any public or private taking or injury to the Property or the Chattels.  All costs and expenses arising out of the foregoing shall be paid by Mortgagor whether or not the proceeds of any insurance or eminent domain shall be sufficient therefor.  Mortgagor will comply with all statutes, ordinances, and other governmental or quasi-governmental requirements and private covenants relating to the ownership, construction, use, or operation of the Property, including but not limited to any environmental or ecological requirements; provided, that so long as Mortgagor is not otherwise in default hereunder, Mortgagor may, upon providing Mortgagee with security reasonably satisfactory to Mortgagee, proceed diligently and in good faith to contest the validity or applicability of any such statute, ordinance, or requirement.  Mortgagee and any person authorized by Mortgagee may enter and inspect the Property at all reasonable times, and may inspect the Chattels, wherever located, at all reasonable times.

4.7          Leases.  Mortgagor shall timely pay and perform each of its obligations under or in connection with the Leases, and shall otherwise pay such sums and take such action as shall be necessary or required in order to maintain each of the Leases in full force and effect in accordance with its terms.  Mortgagor shall immediately furnish to Mortgagee copies of any notices given to Mortgagor by the lessee under any Lease, alleging the default by Mortgagor in the timely payment or performance of its obligations under such Lease and any subsequent communication related thereto.  Mortgagor agrees that Mortgagee, in its sole discretion, may advance any sum or take any action which Mortgagee believes is necessary or required to maintain the Leases in full force and effect, and all such sums advanced by Mortgagee, together with all costs and expenses incurred by Mortgagee in connection with action taken by Mortgagee pursuant to this Section, shall be due and payable by Mortgagor to Mortgagee upon demand, shall bear interest until paid at the Default Rate (as defined in the Note), and shall be secured by this Mortgage.

4.8          Eminent Domain; Private Damage.  If all or any part of the Property is taken or damaged by eminent domain or any other public or private action, Mortgagor will notify Mortgagee promptly of the time and place of all meetings, hearings, trials, and other proceedings relating to such action.  Mortgagee may participate in all negotiations and appear and participate in all judicial or arbitration proceedings concerning any award or payment which may be due as a result of such taking or damage, and may, in Mortgagee’s reasonable discretion following any Event of Default, compromise or settle, in the names of both Mortgagor and Mortgagee, any claim for any such award or payment.  Any such award or payment in excess of $500,000.00 is to be paid to Mortgagee and will be applied first to reimburse Mortgagee for all costs and expenses, including attorneys’ fees, incurred by Mortgagee in connection with the ascertainment and collection of such award or payment.  The balance, if any, of such award or payment may, in Mortgagee’s sole discretion, either (a) be retained by Mortgagee and applied toward the Secured Obligations, or (b) be paid over, in whole or in part and subject to such commercially reasonable construction related advancement conditions as Mortgagee may impose, to Mortgagor for the purpose of restoring, repairing, or rebuilding any part of the Property affected by the taking or damage.  Notwithstanding the preceding sentence, if (i) no Default or Event of Default shall have occurred and be continuing hereunder, and (ii) the proceeds received by Mortgagee (together with any other funds delivered by Mortgagor to Mortgagee for such purpose) shall be sufficient, in Mortgagee’s reasonable judgment, to pay for any restoration necessitated by the taking or damage, and (iii) either Mortgagor is obligated under the terms of any Lease to restore or repair the Property or the annual income from Leases that will survive restoration provide a forward-looking Debt Service Coverage Ratio (as defined in the Agreement Concerning Master Lease) of at least 1.05 upon completion of restoration, and Mortgagor demonstrates to Mortgagee’s reasonable satisfaction that it will be able to attain a forward-looking Debt Service Coverage

Ration of at least 1.20 times the annual debt service from Leases within six months after completion of restoration, and (iv) such restoration can be completed, in Mortgagee’s judgment, at least ninety (90) days prior to the maturity date of the Note, and (v) the remaining Property shall constitute, in Mortgagee’s sole judgment, adequate security for the Secured Obligations, then Mortgagee shall apply such proceeds as provided in clause (b) of the preceding sentence.  Mortgagor’s duty to pay the Note in accordance with its terms and to perform the other Secured Obligations will not be suspended by the pendency or discharged by the conclusion of any proceedings for the collection of any such award or payment, and any reduction in the Secured Obligations resulting from Mortgagee’s application of any such award or payment will take effect only when Mortgagee receives such award or payment.  If this Mortgage has been foreclosed prior to Mortgagee’s receipt of such award or payment, Mortgagee may nonetheless retain such award or payment to the extent required to reimburse Mortgagee for all costs and expenses, including attorneys’ fees, incurred in connection therewith, and to discharge any deficiency remaining with respect to the Secured Obligations.

4.9          Mechanics’ Liens.  Mortgagor will keep the Property free and clear of all liens and claims of liens by contractors, subcontractors, mechanics, laborers, materialmen, and other such persons, and will cause any recorded statement of any such lien to be released of record within thirty (30) days after the recording thereof.  Notwithstanding the preceding sentence, however, Mortgagor will not be deemed to be in default under this Section if and so long as Mortgagor (a) contests in good faith the validity or amount of any asserted lien and diligently prosecutes or defends an action appropriate to obtain a binding determination of the disputed matter, (b) provides Mortgagee with such security as Mortgagee may require to protect Mortgagee against all loss, damage, and expense, including attorneys’ fees, which Mortgagee might incur if the asserted lien is determined to be valid.

4.10        Defense of Actions.  Mortgagor will defend, at Mortgagor’s expense, any action, proceeding or claim which affects any property encumbered hereby or any interest of Mortgagee in such property or in the Secured Obligations, and will indemnify and hold Mortgagee harmless from all loss, damage, cost, or expense, including attorneys’ fees, which Mortgagee may incur in connection therewith.

4.11        Expenses of Enforcement.  Mortgagor will pay all actual out-of-pocket costs and expenses, including attorneys’ fees, which Mortgagee may incur in connection with any effort or action (whether or not litigation or foreclosure is involved) to enforce or defend Mortgagee’s rights and remedies under any of the Loan Documents, including but not limited to all attorneys’ fees, appraisal fees, consultants’ fees, and other expenses incurred by Mortgagee in securing title to or possession of, and realizing upon, any security for the Secured Obligations.  All such costs and expenses (together with interest thereon at the Default Rate from the date incurred) shall constitute part of the Secured Obligations, and may be included in the computation of the amount owed to Mortgagee for purposes of foreclosing or otherwise enforcing this Mortgage.

4.12        Financial Reports.  During the term of the Loan, Mortgagor shall supply to Mortgagee (a) within thirty (30) days following the end of each quarter, Mortgagor’s quarterly and annual operating statements for the Property as of the end of and for the preceding quarter and fiscal year, as applicable, in each case prepared against the budget for such year;

(b) contemporaneously with Mortgagor’s delivery of each of such operating statements, a certified rent roll signed and dated by Mortgagor detailing the names of all tenants under the Leases, the portion of the improvements on the Property occupied by each tenant, the rent and any other charges payable under each Lease, and the term of each Lease; and (c) within one hundred five (105) days following the end of each year, an annual balance sheet and profit and loss statement of Mortgagor and the most recent 10K and 10Q filings of Guarantor.  The financial statements and reports for Mortgagor described in (a) and (c) above shall be in such detail as Mortgagee may require, shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be certified as true and correct by Mortgagor or the applicable Guarantor (or, if required by Mortgagee after any Default or Event of Default, by an independent certified public accountant acceptable to Mortgagee).  Mortgagor shall also furnish to Mortgagee within thirty (30) days of Mortgagee’s request, any other financial reports or statements of Mortgagor as Mortgagee may request, provided, however, so long as Mortgagor’s sole asset is the Property, Mortgagor may provide the annual balance sheet and profit and loss statement of the Property in lieu of financial statements of Mortgagor.  Upon Mortgagee’s demand after any Default by Mortgagor, Mortgagor shall supply to Mortgagee the items required in (a) and (b) above on a monthly basis; such items shall be supplied to Mortgagee on a quarterly basis upon Mortgagor’s cure of said default and Mortgagee’s written authorization.  If Mortgagee securitizes the Loan, Mortgagor shall supply to Mortgagee the items required in (a) and (b) above on a quarterly basis.

4.13        Priority of Leases.  To the extent Mortgagor has the right, under the terms of any Lease, to make such lease subordinate to the lien hereof, Mortgagor will, at Mortgagee’s request and Mortgagor’s expense, take such action as may be required to effect such subordination.  Conversely, Mortgagor will, at Mortgagee’s request and Mortgagor’s expense, take such action as may be necessary to subordinate the lien hereof to any future Lease designated by Mortgagee.

4.14        Inventories; Assembly of Chattels.  Mortgagor will, from time to time at the request of Mortgagee, supply Mortgagee with a current inventory of the Chattels and the Intangible Personalty, in such detail as Mortgagee may require.  Upon the occurrence of any Event of Default hereunder, Mortgagor will at Mortgagee’s request assemble the Chattels and make them available to Mortgagee at any place designated by Mortgagee which is reasonably convenient to both parties.

4.15        Compliance with Laws, Etc.  Mortgagor shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, maintaining all Permits and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon Mortgagor or the Property.

4.16        Records and Books of Account.  Mortgagor shall keep accurate and complete records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions relating to the Property.

4.17        Inspection Rights.  At any reasonable time, and from time to time, Mortgagor shall permit Mortgagee, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the Property and to discuss with Mortgagor the affairs, finances and accounts of Mortgagor.

4.18        Change of Mortgagor’s Address or State of Organization.  Mortgagor shall promptly notify Mortgagee if changes are made in Mortgagor’s address from that set forth in Section 9.10 hereof, or if Mortgagor shall either change its “location” (as such term is used in Section 5.8 hereof), its state of organization or if Mortgagor shall organize in any state other than the State of Connecticut.

4.19        Further Assurances; Estoppel Certificates.  Mortgagor will execute and deliver to Mortgagee upon demand, and pay the costs of preparation and recording thereof, any further documents which Mortgagee may request to confirm or perfect the liens and security interests created or intended to be created hereby, or to confirm or perfect any evidence of the Secured Obligations.  Mortgagor will also, within ten (10) days after any request by Mortgagee, deliver to Mortgagee a signed and acknowledged statement certifying to Mortgagee, or to any proposed transferee of the Secured Obligations, (a) the balance of principal, interest, and other sums then outstanding under the Note, and (b) whether Mortgagor claims to have any offsets or defenses with respect to the Secured Obligations and, if so, the nature of such offsets or defenses.

4.20        Costs of Closing.  Mortgagor shall on demand pay directly or reimburse Mortgagee for any costs or expenses pertaining to the closing of the Loan, including, but not limited to, reasonable fees of counsel for Mortgagee, costs and expenses for which invoices were not available at the closing of the Loan, or costs and expenses which are incurred by Mortgagee after such closing.  All such costs and expenses (together with interest thereon at the Default Rate from the date of demand if such amounts are not paid within fifteen (15) days of the date of demand) shall constitute a part of the Secured Obligations, and may be included in the computation of the amount owed to Mortgagee for purposes of foreclosing or otherwise enforcing this Mortgage.

4.21        Fund for Electronic Transfer.  All monthly payments of principal and interest on the Note, and escrow deposits under this Mortgage, shall be made by Mortgagor by electronic funds transfer from a bank account established and maintained by Mortgagor for such purpose.  Mortgagor shall establish and maintain such an account until the Note is fully paid and shall direct the depository of such account in writing to so transmit such payments on or before the respective due dates to the account of Mortgagee as shall be designated by Mortgagee in writing.

4.22        Use.  Mortgagor shall use the Property solely for the operation of an industrial distribution center and any other use permitted by zoning and other law and for no other use or purpose.

4.23        Management.  The Property shall be managed by Mortgagor or Guarantor.  Mortgagor shall not permit management of the Property by any person or entity other than Mortgagor or Guarantor, without the prior written consent of Mortgagee.  If the Property is managed by Guarantor, Mortgagor shall not enter into any property management agreement which would not be terminable on thirty (30) days’ notice to Guarantor.

ARTICLE 5
MORTGAGOR’S NEGATIVE COVENANTS

5.1          Waste and Alterations.  Mortgagor will not commit or permit any waste with respect to the Property or the Chattels.  Mortgagor shall not cause or permit any part of the Property, including but not limited to any building, structure, parking lot, driveway, landscape scheme, timber, or other ground improvement, to be removed, demolished, or materially altered without the prior written consent of Mortgagee.

5.2          Zoning and Private Covenants.  Mortgagor will not initiate, join in, or consent to any change in any zoning ordinance or classification, any change in the “zone lot” or “zone lots” (or similar zoning unit or units) presently comprising the Property, any transfer of development rights, any private restrictive covenant, or any other public or private restriction limiting or defining the uses which may be made of the Property or any part thereof, without the express written consent of Mortgagee.  If under applicable zoning provisions the use of all or any part of the Property is or becomes a nonconforming use, Mortgagor will not cause such use to be discontinued or abandoned without the express written consent of Mortgagee, and Mortgagor will use its best efforts to prevent the tenant under any Lease from discontinuing or abandoning such use.

5.3          Interference with Leases.

(a)           Mortgagor will neither do, nor neglect to do, anything which may cause or permit the termination of any Lease of all or any part of the Property, or permit the withholding or abatement of any rent payable under any such Lease.

(b)           Without Mortgagee’s prior written consent, which may be granted or withheld in Mortgagee’s reasonable discretion, Mortgagor shall not enter into or modify any Lease of all or any part of the Property.  Any submission by Mortgagor for Mortgagee’s approval of a Lease or modification thereof shall be accompanied by a copy of such Lease or modification, a Lease abstract, a then-current rent roll for the Property, year-to-date and prior year operating statements for the Property, and a cover letter requesting Mortgagee’s approval which contains a signature line on which Mortgagee may evidence its approval of such Lease or modification.

(c)           Except with the prior written consent of Mortgagee, which may be granted or withheld in Mortgagee’s sole discretion, Mortgagor will not (i) collect rent from all or any part of the Property for more than one month in advance, (ii) assign the rents from the Property or any part thereof, or (iii) consent to the cancellation or surrender of all or any part of any Lease, except that Mortgagor may in good faith terminate any Lease for nonpayment of rent or other material breach by the tenant.

(d)           Notwithstanding the provisions of Section 5.3(b) to the contrary, Mortgagor shall have the right to enter into “Safe-Harbor Leases” (as hereinafter defined) without Mortgagee’s prior written consent.  A “Safe Harbor Lease” shall mean any proposed market Lease that meets the following criteria: (i) the rent payable under such proposed Lease is a rent that is no less than $6.00 per square foot on a triple-net basis, (ii) the rentable area to be demised pursuant to such proposed Lease which, when combined with any other space in the Property leased to affiliated entities of the tenant under such proposed Safe Harbor Lease, is less than 25,000 square feet, (iii) such Lease shall be for a term of no less than three (3) years and no greater than ten (10) years, including any tenant extension option(s); provided, however, that the term, including any extension options, may extend to fifteen (15) years if lease years 11-15 have a rental rate not less than the greater of (A) the rental rate for year 10 and (B) market rental rate, (iv) the tenant improvement allocation or allowance shall not exceed $10.00 per rentable square foot, unless Guarantor guarantees the payment of such allocation or allowance in excess of $10.00 per rentable square foot, and (v) such lease shall satisfy the additional leasing guidelines set forth in Section 5.3(e) below:

(e)           A Lease will qualify as a Safe-Harbor Lease when such Lease comes into effect, provided each of the following conditions, in addition to the ones set forth above, are satisfied: (i) such Lease does not contain any options to purchase, or other rights to acquire the Property, (ii) such Lease does not contain any material restrictions on Mortgagor’s rights to lease remaining portions of the Property; provided, however, that the granting of the right or option to lease additional space within the Property upon terms which would otherwise comply with the provisions of this Section 5.3 shall not be considered a material restriction, if such right or option must be exercised upon 15 days’ notice to the tenant, (iii) such Lease does not contain any extraordinary, uncustomary, and unduly burdensome Mortgagor obligations (including obligations which an unaffiliated Mortgagor would have difficulty performing), (iv) such Lease is entered into on the standard form of Lease, without material modification thereto and provided it conforms with the leasing guidelines hereunder, (v) such Lease is entered into on arms-length terms, and (vi) within ten (10) days following the execution of such Lease, Mortgagor shall provide Mortgagee with a certified copy thereof and a certificate that such Lease complies in all respects with the requirements of a Safe Harbor Lease.

(f)            Mortgagee agrees that for any proposed Lease that does not qualify as a Safe Harbor Lease, for which Mortgagor is required to obtain Mortgagee’s consent thereto, Mortgagee will attempt to respond within ten (10) business days.  If Mortgagee has failed to respond to the written request for consent of a proposed Lease after ten (10) business days after its receipt thereof, together with any additional information that Mortgagee may reasonably require to evaluate such proposed lease, and Mortgagor has provided a subsequent five (5) business days’ written notice to Mortgagee requesting consent, each notice marked with a legend in bold capital letters stating: MORTGAGEE SHALL BE DEEMED TO HAVE CONSENTED TO THE MATTER CONTAINED HEREIN IF IT FAILS TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN [10/5 (as applicable)] BUSINESS DAYS AFTER THE DATE HEREOF, then Mortgagee shall be deemed to have consented to the same.  Mortgagee agrees to consider a written summary of a proposed lease to a specific tenant in accordance with the terms described in this Section 5.3(f).  If Mortgagee approves a written summary (or is deemed to have given its approval), Mortgagee shall be deemed to have approved a lease to that tenant prepared in accordance with such written summary on the form previously approved by Mortgagee, without material modifications (except as disclosed in the written summary).

5.4          Transfer or Further Encumbrance of Property.

(a)           Without Mortgagee’s prior written consent, which consent may be granted or withheld in Mortgagee’s sole and absolute discretion, Mortgagor shall not, except as permitted in Section 5.3, (i) sell, assign, convey, transfer or otherwise dispose of any legal, beneficial or equitable interest in any of the Property, (ii) permit or suffer any owner, directly or indirectly, of any beneficial interest in the Property or Mortgagor to transfer such interest, whether by transfer of partnership, membership, stock or other beneficial interest in any entity or otherwise, or (iii) mortgage, hypothecate or otherwise encumber or permit to be encumbered or grant or permit to be granted a security interest in all or any part of the Property or Mortgagor or any beneficial or equitable interest in either the Property or Mortgagor.  The provisions of this Section shall not prohibit transfers of title or interest under any will or testament or applicable law of descent.

(b)           Notwithstanding the provisions of Section 5.4(a) to the contrary, Mortgagor may transfer the Property or any beneficial interest in Mortgagor provided that (i) the transferee of the Property (in the case of a transfer of the Property) or the surviving entity (in the case of a transfer of any beneficial interest in Mortgagor) is a wholly owned subsidiary of Guarantor (and such other entity shall be a single purpose entity and shall expressly assume the obligations of Borrower under the Loan Documents in documentation satisfactory to Lender in form and content) and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.  Mortgagor shall be responsible for all out–of–pocket expenses incurred by Mortgagee in connection with such transfer, including without limitation reasonable attorney’s fees.

(c)           Notwithstanding the provisions of Section 5.4(a), so long as (i) Mortgagor is a wholly owned subsidiary of Guarantor and Guarantor controls Mortgagor and (ii) Guarantor is an Independent Publicly Traded Entity, there shall be no restrictions on the sale or transfer of stock in Guarantor.  As used herein, the term “Independent Publicly Traded Entity” means a corporation (1) whose stock is publicly traded on the New York Stock Exchange, American Stock Exchange, NASDAQ market or similar national or nationally recognized stock exchange or over the counter market and (2) is not a subsidiary of another entity.  Notwithstanding the provisions of Section 5.4(a) and (b), Guarantor may enter into any merger, consolidation or reorganization, provided that the surviving entity following any such merger, consolidation or reorganization (A) is an Independent Publicly Traded Entity and (B) the net worth of the surviving entity (as determined by an independent certified public accounting firm) is equal to or greater than the greater of (I) the net worth of Guarantor as of the date of the closing of the Loan and (II) the net worth of Guarantor immediately prior to the consummation of such merger, consolidation or reorganization.

5.5          Further Encumbrance of Chattels.  Mortgagor will neither create nor permit any lien, security interest or encumbrance against the Chattels or Intangible Personalty or any part thereof or interest therein, other than the liens and security interests created by the Loan Documents, without the prior written consent of Mortgagee, which may be withheld for any reason.

5.6          Assessments Against Property.  Mortgagor will not, without the prior written approval of Mortgagee, which may be withheld for any reason, consent to or allow the creation of any so-called special districts, special improvement districts, benefit assessment districts or similar districts, or any other body or entity of any type, or allow to occur any other event, that would or might result in the imposition of any additional taxes, assessments or other monetary obligations or burdens on the Property, and this provision shall serve as RECORD NOTICE to any such district or districts or any governmental entity under whose authority such district or districts exist or are being formed that, should Mortgagor or any other person or entity include all or any portion of the Property in such district or districts, whether formed or in the process of formation, without first obtaining Mortgagee’s express written consent, the rights of Mortgagee in the Property pursuant to this Mortgage or following any foreclosure of this Mortgage, and the rights of any person or entity to whom Mortgagee might transfer the Property following a foreclosure of this Mortgage, shall be senior and superior to any taxes, charges, fees, assessments or other impositions of any kind or nature whatsoever, or liens (whether statutory, contractual or otherwise) levied or imposed, or to be levied or imposed, upon the Property or any portion thereof as a result of inclusion of the Property in such district or districts.

5.7          Transfer or Removal of Chattels.  Mortgagor will not sell, transfer or remove from the Property all or any part of the Chattels with a value in excess of $25,000.00, unless the items sold, transferred, or removed are simultaneously replaced with similar items of equal or greater value.

5.8          Change of Name, Organizational I.D. No. or Location.  Mortgagor will not change the name under which Mortgagor does business (or adopt or begin doing business under any other name or assumed or trade name), change its organizational identification number, or change its location, without first notifying Mortgagee of Mortgagor’s intention to do so and delivering to Mortgagee such organizational documents of Mortgagor and executed modifications or supplements to this Mortgage (and to any financing statement which may be filed in connection herewith) as Mortgagee may require.  For purposes of the foregoing, Mortgagor’s “location” shall mean (a) if Mortgagor is a registered organization, Mortgagor’s state of registration, (b) if Mortgagor is an individual, the state of Mortgagor’s principal residence, or (c) if Mortgagor is neither a registered organization nor an individual, the state in which Mortgagor’s place of business (or, if Mortgagor has more than one place of business, the Mortgagor’s chief executive office) is located.

5.9          Improper Use of Property or Chattels.  Mortgagor will not use the Property or the Chattels for any purpose or in any manner which violates any applicable law, ordinance, or other governmental requirement, the requirements or conditions of any insurance policy, or any private covenant.

5.10        ERISA.  Mortgagor shall not engage in any transaction which would cause the Note (or the exercise by Mortgagee of any of its rights under the Loan Documents) to be a non-exempt, prohibited transaction under ERISA (including for this purpose the parallel provisions of Section 4975 of the Internal Revenue Code of 1986, as amended), or otherwise result in Mortgagee being deemed in violation of any applicable provisions of ERISA.  Mortgagor shall indemnify, protect, defend, and hold Mortgagee harmless from and against any and all losses, liabilities, damages, claims, judgments, costs, and expenses (including, without limitation attorneys’ fees and costs incurred in the investigation, defense, and settlement of claims and in obtaining any individual ERISA exemption or state administrative exception that may be required, in Mortgagee’s sole and absolute discretion) that Mortgagee may incur, directly or indirectly, as the result of the breach by Mortgagor of any warranty or representation set forth in Section 3.3(x) hereof or the breach by Mortgagor of any covenant contained in this Section.  This indemnity shall survive any termination, satisfaction or foreclosure of this Mortgage and shall not be subject to the limitation on personal liability described in the Note.

5.11        Use of Proceeds.  Mortgagor will not use any funds advanced by Mortgagee under the Loan Documents for household or agricultural purposes, to purchase margin stock, or for any purpose prohibited by law.

ARTICLE 6
EVENTS OF DEFAULT

Each of the following events will constitute an event of default (an “Event of Default”) under this Mortgage and under each of the other Loan Documents:

6.1          Failure to Pay Note.  Mortgagor’s failure to make any payment when due under the terms of the Note or any other Loan Document.

6.2          Due on Sale or Encumbrance.  The occurrence of any violation of any covenant contained in Section 5.4, 5.5 or 5.7 hereof.

6.3          Other Obligations.  The failure of Mortgagor to properly perform any obligation contained herein or in any of the other Loan Documents (other than the obligation to make payments under the Note or the other Loan Documents) and the continuance of such failure for a period of ten (10) days following written notice thereof from Mortgagee to Mortgagor; provided, however, that if such failure is not curable within such ten (10) day period, then, so long as Mortgagor commences to cure such failure within such ten (10) day period and is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default unless such failure remains uncured for thirty (30) days after such written notice to Mortgagor.

6.4          Levy Against Property.  The levy against any of the Property, Chattels or Intangible Personalty, of any execution, attachment, sequestration or other writ.

6.5          Liquidation.  The liquidation, termination or dissolution of Mortgagor or any Controlling Person.

6.6          Appointment of Receiver.  The appointment of a trustee or receiver for the assets, or any part thereof, of Mortgagor or any Controlling Person, or the appointment of a trustee or receiver for any real or personal property, or the like, or any part thereof, representing the security for the Secured Obligations.

6.7          Assignments.  The making by Mortgagor or any Controlling Person of a transfer in fraud of creditors or an assignment for the benefit of creditors.

6.8          Order for Relief.  The entry in bankruptcy of an order for relief for or against Mortgagor or any Controlling Person.

6.9          Bankruptcy.  The filing of any petition (or answer admitting the material allegations of any petition), or other pleading, seeking entry of an order for relief for or against Mortgagor or any Controlling Person as a debtor or bankrupt or seeking an adjustment of any of such parties’ debts, or any other relief under any state or federal bankruptcy, reorganization, debtor’s relief or insolvency laws now or hereafter existing, including, without limitation, a petition or answer seeking reorganization or admitting the material allegations of a petition filed against any such party in any bankruptcy or reorganization proceeding, or the act of any of such parties in instituting or voluntarily being or becoming a party to any other judicial proceedings intended to effect a discharge of the debts of any such parties, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights or powers of a trustee or of any of the rights or powers granted to Mortgagee herein, or in any other document executed in connection herewith.

6.10        Misrepresentation.  If any representation or warranty made by Mortgagor or any Controlling Person, or in any of the other Loan Documents or any other instrument or document modifying, renewing, extending, evidencing, securing or pertaining to the Note is false, misleading or erroneous in any material respect.

6.11        Judgments.  Unless a bond or other acceptable security is posted with Mortgagee (or, if applicable, a court of competent jurisdiction), the failure of Mortgagor or any Controlling Person to pay any monetary judgment in excess of $50,000.00 before the expiration of thirty (30) days after such judgment becomes final and no longer appealable.

6.12        Admissions Regarding Debts.  The admission of Mortgagor or any Controlling Person in writing of any such party’s inability to pay such party’s debts as they become due.

6.13        Assertion of Priority.  The assertion of any claim of priority over this Mortgage, by title, lien, or otherwise, unless Mortgagor within thirty (30) days after such assertion either causes the assertion to be withdrawn or provides Mortgagee with such security as Mortgagee may require to protect Mortgagee against all loss, damage, or expense, including attorneys’ fees, which Mortgagee may incur in the event such assertion is upheld; provided, however, that the written agreement in form and content acceptable to Mortgagee from a title company acceptable to Mortgagee to defend Mortgagee against such assertion and to insure against any such loss, damage or exchange shall constitute adequate security.

6.14        Other Loan Documents.  The occurrence of any default by Mortgagor, after the lapse of any applicable grace or cure period, or the occurrence of any event or circumstance defined as an Event of Default, under any of the Loan Documents other than this Mortgage.

6.15        Other Liens.  The occurrence of any default by Mortgagor, after the lapse of any applicable grace or cure period, or the occurrence of any event or circumstance defined as an Event of Default, under any other consensual lien encumbering the Property, or any part thereof or interest therein, or any document or instrument evidencing obligations secured thereby.

6.16        Other Indebtedness.  The occurrence of any default by Mortgagor, after the lapse of any applicable grace or cure period, or the occurrence of any event or circumstance defined as an Event of Default, under any other indebtedness incurred or owing by Mortgagor, or any document or instrument evidencing any obligation to pay such indebtedness.

ARTICLE 7
MORTGAGEE’S REMEDIES

Immediately upon or any time after the occurrence of any Event of Default hereunder, Mortgagee may exercise any remedy available at law or in equity, including but not limited to those listed below and those listed in the other Loan Documents, in such sequence or combination as Mortgagee may determine in Mortgagee’s sole discretion:

7.1          Performance of Defaulted Obligations.  Mortgagee may make any payment or perform any other obligation under the Loan Documents which Mortgagor has failed to make or perform, and Mortgagor hereby irrevocably appoints Mortgagee as the true and lawful attorney-in-fact for Mortgagor to make any such payment and perform any such obligation in the name of Mortgagor.  All payments made and expenses (including attorneys’ fees) incurred by Mortgagee in this connection, together with interest thereon at the Default Rate from the date paid or incurred until repaid, will be part of the Secured Obligations and will be immediately due and payable by Mortgagor to Mortgagee.  In lieu of advancing Mortgagee’s own funds for such purposes, Mortgagee may use any funds of Mortgagor which may be in Mortgagee’s possession, including but not limited to insurance or condemnation proceeds and amounts deposited for taxes, insurance premiums, or other purposes.

7.2          Specific Performance and Injunctive Relief.  Notwithstanding the availability of legal remedies, Mortgagee will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Mortgagor to cure or refrain from repeating any Default.

7.3          Acceleration of Secured Obligations.  Mortgagee may, without notice or demand, declare all of the Secured Obligations immediately due and payable in full.

7.4          Suit for Monetary Relief.  Subject to the non-recourse provisions of the Note, with or without accelerating the maturity of the Secured Obligations, Mortgagee may sue from time to time for any payment due under any of the Loan Documents, or for money damages resulting from Mortgagor’s default under any of the Loan Documents.

7.5          Possession of Property.  To the extent permitted by law, Mortgagee may enter and take possession of the Property without seeking or obtaining the appointment of a receiver, may employ a managing agent for the Property, and may lease or rent all or any part of the Property, either in Mortgagee’s name or in the name of Mortgagor, and may collect the rents, issues, and profits of the Property.  Any revenues collected by Mortgagee under this Section will be applied first toward payment of all expenses (including attorneys’ fees) incurred by Mortgagee, together with interest thereon at the Default Rate from the date incurred until repaid, and the balance, if any, will be applied against the Secured Obligations in such order and manner as Mortgagee may elect in its sole discretion.

7.6          Enforcement of Security Interests.  Mortgagee may exercise all rights of a secured party under the Code with respect to the Chattels and the Intangible Personalty, including but not limited to taking possession of, holding, and selling the Chattels and enforcing or otherwise realizing upon any accounts and general intangibles.  Any requirement for reasonable notice of the time and place of any public sale, or of the time after which any private sale or other disposition is to be made, will be satisfied by Mortgagee’s giving of such notice to Mortgagor at least five (5) days prior to the time of any public sale or the time after which any private sale or other intended disposition is to be made.

7.7          Foreclosure Against Property.

(a)           Mortgagee may bring an action in any court of competent jurisdiction to foreclose this Mortgage.

(b)           All fees, costs and expenses of any kind incurred by Mortgagee in connection with foreclosure of this Mortgage, including, without limitation, the costs of any appraisals of the Property obtained by Mortgagee, the cost of any title reports or abstracts, all costs of any receivership for the Property advanced by Mortgagee, and all attorneys’ and consultants’ fees and expenses incurred by Mortgagee, shall constitute a part of the Secured Obligations and may be included as part of the amount owing from Mortgagor to Mortgagee at any foreclosure sale.

(c)           The proceeds of any sale under this Section shall be applied first to the fees and expenses of the officer conducting the sale, and then to the reduction or discharge of the Secured Obligations in such order and manner as Mortgagee may elect in its sole discretion; any surplus remaining shall be paid over to Mortgagor or to such other person or persons as may be lawfully entitled to such surplus.

(d)           Nothing in this Section dealing with foreclosure procedures or specifying particular actions to be taken by Mortgagee shall be deemed to contradict or add to the requirements and procedures now or hereafter specified by the laws of the State, and any such inconsistency shall be resolved in favor of the State’s law applicable at the time of foreclosure.

7.8          Appointment of Receiver.  To the extent permitted by law, Mortgagee shall be entitled, as a matter of absolute right and without regard to the value of any security for the Secured Obligations or the solvency of any person liable therefor, and with or without taking possession of the Property, to the appointment of a receiver for the Property upon ex-parte application to any court of competent jurisdiction.  Mortgagor waives any right to any hearing or notice of hearing prior to the appointment of a receiver.  Such receiver and its agents shall be empowered to (a) take possession of the Property and any businesses conducted by Mortgagor or any other person thereon and any business assets used in connection therewith, (b) exclude Mortgagor and Mortgagor’s agents, servants, and employees from the Property, (c) collect the rents, issues, profits, and income therefrom, (d) complete any construction which may be in progress, (e) do such maintenance and make such repairs and alterations as the receiver deems necessary, (f) use all stores of materials, supplies, and maintenance equipment on the Property and replace such items at the expense of the receivership estate, (g) pay all taxes and assessments against the Property and the Chattels, all premiums for insurance thereon, all utility and other operating expenses, and all sums due under any prior or subsequent encumbrance, and (h) generally do anything which Mortgagor could legally do if Mortgagor were in possession of the Property.  All expenses incurred by the receiver or its agents shall constitute a part of the Secured Obligations.  Any revenues collected by the receiver shall be applied first to the expenses of the receivership, including attorneys’ fees incurred by the receiver and by Mortgagee, together with interest thereon at the Default Rate from the date incurred until repaid, and the balance shall be applied toward the Secured Obligations in such order or manner as Mortgagee may in its sole discretion elect or in such other manner as the court may direct.  Unless sooner terminated with the express consent of Mortgagee, any such receivership will continue until the Secured Obligations have been discharged in full, or until title to the Property has passed after foreclosure sale and all applicable periods of redemption have expired.

7.9          Right to Make Repairs, Improvements.  Should any part of the Property come into the possession of Mortgagee, whether before or after an Event of Default, Mortgagee may use, operate, and/or make repairs, alterations, additions and improvements to the Property for the purpose of preserving it or its value.  Mortgagor covenants to promptly reimburse and pay to Mortgagee, at the place where the Note is payable, or at such other place as may be designated by Mortgagee in writing, the amount of all reasonable expenses (including the cost of any insurance, taxes, or other charges) incurred by Mortgagee in connection with its custody, preservation, use or operation of the Property, together with interest thereon from the date incurred by Mortgagee at the Default Rate, and all such expenses, costs, taxes, interest, and other charges shall be a part of the Secured Obligations.  It is agreed, however, that the risk of accidental loss or damage to the Property is undertaken by Mortgagor and Mortgagee shall have no liability whatsoever for decline in value of the Property, for failure to obtain or maintain insurance, or for failure to determine whether any insurance ever in force is adequate as to amount or as to the risks insured.

7.10        Surrender of Insurance.  Mortgagee may surrender the insurance policies maintained pursuant to the terms hereof, or any part thereof, and receive and apply the unearned premiums as a credit on the Secured Obligations and, in connection therewith, Mortgagor hereby appoints Mortgagee (or any officer of Mortgagee), as the true and lawful agent and attorney-in-fact for Mortgagor (with full powers of substitution), which power of attorney shall be deemed to be a power coupled with an interest and therefore irrevocable, to collect such premiums.

7.11        Prima Facie Evidence.  Mortgagor agrees that, in any assignments, deeds, bills of sale, notices of sale, or postings, given by Mortgagee, any and all statements of fact or other recitals therein made as to the identity of Mortgagee, or as to the occurrence or existence of any Event of Default, or as to the acceleration of the maturity of the Secured Obligations, or as to the request to sell, posting of notice of sale, notice of sale, time, place, terms and manner of sale and receipt, distribution and application of the money realized therefrom, and without being limited by the foregoing, as to any other act or thing having been duly done by Mortgagee, shall be taken by all courts of law and equity as prima facie evidence that such statements or recitals state facts and are without further question to be so accepted, and Mortgagor does hereby ratify and confirm any and all acts that Mortgagee may lawfully do by virtue hereof.

ARTICLE 8
ASSIGNMENT OF LEASES AND RENTS

8.1          Assignment of Leases and Rents.  Mortgagor hereby unconditionally and absolutely grants, transfers and assigns unto Mortgagee all rents, royalties, issues, profits and income (“Rents”) now or hereafter due or payable to Mortgagor for the occupancy or use of the Property, and all Leases (other than subleases), whether written or oral, with all security therefor, including all guaranties thereof, now or hereafter affecting the Property; reserving unto Mortgagor, however, a license to collect and retain such Rents prior to the occurrence of any Event of Default.  Such license shall be revocable by Mortgagee without notice to Mortgagor at any time after the occurrence of an Event of Default.  Mortgagor represents that Mortgagor’s interest in the Rents and the Leases have not been heretofore sold, assigned, transferred or set over by any instrument now in force and will not at any time during the life of this assignment be sold, assigned, transferred or set over by Mortgagor or by any person or persons whomsoever; and Mortgagor has good right to sell, assign, transfer and set over the same and to grant to and confer upon Mortgagee the rights, interest, powers and authorities herein granted and conferred.  Failure of Mortgagee at any time or from time to time to enforce the assignment of Rents and Leases under this Section shall not in any manner prevent its subsequent enforcement, and Mortgagee is not obligated to collect anything hereunder, but is accountable only for sums actually collected.

8.2          Further Assignments.  Mortgagor shall give Mortgagee at any time upon demand any further or additional forms of assignment or transfer of such Rents, Leases and security as may be reasonably requested by Mortgagee, and shall deliver to Mortgagee executed copies of all such Leases and security.

8.3          Application of Rents.  Mortgagee shall be entitled to deduct and retain a just and reasonable compensation from monies received hereunder for its services or that of its agents in collecting such monies.  Any monies received by Mortgagee hereunder may be applied when received from time to time in payment of any taxes, assessments or other liens affecting the Property regardless of the delinquency, such application to be in such order as Mortgagee may determine.  The acceptance of this Mortgage by Mortgagee or the exercise of any rights by it hereunder shall not be, or be construed to be, an affirmation by it of any Lease nor an assumption of any liability under any Lease.

8.4          Collection of Rents.  Upon or at any time after an Event of Default shall have occurred and be continuing, Mortgagee may declare all sums secured hereby immediately due and payable, and may, at its option, without notice, and whether or not the Secured Obligations shall have been declared due and payable, either in person or by agent, with or without bringing any action or proceeding, or by a receiver to be appointed by a court, (a) enter upon, take possession of, manage and operate the Property, or any part thereof (including without limitation making necessary repairs, alterations and improvements to the Property); (b) make, cancel, enforce or modify Leases; (c) obtain and evict tenants; (d) fix or modify Rents; (e) do any acts which Mortgagee deems reasonably proper to protect the security thereof; and

(f) either with or without taking possession of the Property, in its own name sue for or otherwise collect and receive such Rents, including those past due and unpaid.  In connection with the foregoing, Mortgagee shall be entitled and empowered to employ attorneys, and management, rental and other agents in and about the Property and to effect the matters which Mortgagee is empowered to do, and in the event Mortgagee shall itself effect such matters, Mortgagee shall be entitled to charge and receive reasonable management, rental and other fees therefor as may be customary in the area in which the Property is located; and the reasonable fees, charges, costs and expenses of Mortgagee or such persons shall be additional Secured Obligations.  Mortgagee may apply all funds collected as aforesaid, less costs and expenses of operation and collection, including reasonable attorneys’ and agents’ fees, charges, costs and expenses, as aforesaid, upon any Secured Obligations, and in such order as Mortgagee may determine.  The entering upon and taking possession of the Property, the collection of such Rents and the application thereof as aforesaid shall not cure or waive any default or waive, modify or affect notice of default under the Note or this Mortgage or invalidate any act done pursuant to such notice.

8.5          Authority of Mortgagee.  Any tenants or occupants of any part of the Property are hereby authorized to recognize the claims of Mortgagee hereunder without investigating the reason for any action taken by Mortgagee, or the validity or the amount of secured obligations owing to Mortgagee, or the existence of any default in the Note or this Mortgage, or under or by reason of this assignment of Rents and Leases, or the application to be made by Mortgagee of any amounts to be paid to Mortgagee.  The sole signature of Mortgagee shall be sufficient for the exercise of any rights under this assignment and the sole receipt of Mortgagee for any sums received shall be a full discharge and release therefor to any such tenant or occupant of the Property.  Checks for all or any part of the rentals collected under this assignment of Rents and Leases shall be drawn to the exclusive order of Mortgagee.

8.6          Indemnification of Mortgagee.  Nothing herein contained shall be deemed to obligate Mortgagee to perform or discharge any obligation, duty or liability of any lessor under any Lease of the Property, and Mortgagor shall and does hereby indemnify and hold Mortgagee harmless from any and all liability, loss or damage which Mortgagee may or might incur under any Lease or by reason of the assignment; and any and all such liability, loss or damage incurred by Mortgagee, together with the costs and expenses, including reasonable attorneys’ fees, incurred by Mortgagee in defense of any claims or demands therefor (whether successful or not), shall be additional Secured Obligations, and Mortgagor shall reimburse Mortgagee therefor on demand.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1          Time of the Essence.  Time is of the essence with respect to all of Mortgagor’s obligations under the Loan Documents.

9.2          Joint and Several Obligations.  If Mortgagor is more than one person or entity, then (a) all persons or entities comprising Mortgagor are jointly and severally liable for all of the Secured Obligations; (b) all representations, warranties, and covenants made by Mortgagor shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Mortgagor; (c) any breach, Default or Event of Default by any of the persons or entities comprising Mortgagor hereunder shall be deemed to be a breach, Default, or Event of Default of Mortgagor; (d) any reference herein contained to the knowledge or awareness of Mortgagor shall mean the knowledge or awareness of any of the persons or entities comprising Mortgagor; and (e) any event creating personal liability of any of the persons or entities comprising Mortgagor shall create personal liability for all such persons or entities.

9.3          Waiver of Homestead and Other Exemptions.  To the extent permitted by law, Mortgagor hereby waives all rights to any homestead or other exemption to which Mortgagor would otherwise be entitled under any present or future constitutional, statutory, or other provision of applicable state or federal law.  Mortgagor hereby waives any right it may have to require Mortgagee to marshal all or any portion of the security for the Secured Obligations.

9.4          Non-Recourse; Exceptions to Non-Recourse.  Except as expressly set forth in the Note, the recourse of Mortgagee with respect to the obligations evidenced by the Note and the other Loan Documents shall be solely to the Property, Chattels and Intangible Personalty, and any other collateral given as security for the Note.

9.5          Rights and Remedies Cumulative.  Mortgagee’s rights and remedies under each of the Loan Documents are cumulative of the rights and remedies available to Mortgagee under each of the other Loan Documents and those otherwise available to Mortgagee at law or in equity.  No act of Mortgagee shall be construed as an election to proceed under any particular provision of any Loan Document to the exclusion of any other provision in the same or any other Loan Document, or as an election of remedies to the exclusion of any other remedy which may then or thereafter be available to Mortgagee.

9.6          No Implied Waivers.  Mortgagee shall not be deemed to have waived any provision of any Loan Document unless such waiver is in writing and is signed by Mortgagee.  Without limiting the generality of the preceding sentence, neither Mortgagee’s acceptance of any payment with knowledge of a Default by Mortgagor, nor any failure by Mortgagee to exercise any remedy following a Default by Mortgagor shall be deemed a waiver of such Default, and no waiver by Mortgagee of any particular Default on the part of Mortgagor shall be deemed a waiver of any other Default or of any similar Default in the future.

9.7          No Third-Party Rights.  No person shall be a third-party beneficiary of any provision of any of the Loan Documents.  All provisions of the Loan Documents favoring Mortgagee are intended solely for the benefit of Mortgagee, and no third party shall be entitled to assume or expect that Mortgagee will not waive or consent to modification of any such provision in Mortgagee’s sole discretion.

9.8          Preservation of Liability and Priority.  Without affecting the liability of Mortgagor or of any other person (except a person expressly released in writing) for payment and performance of all of the Secured Obligations, and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, and without impairing in any way the priority of this Mortgage over the interests of any person acquired or first evidenced by recording subsequent to the recording hereof, Mortgagee may, either before or after the maturity of the Note, and without notice or consent:  (a) release any person liable for payment or performance of all or any part of the Secured Obligations; (b) make any agreement altering the terms of payment or performance of all or any of the Secured Obligations; (c) exercise or refrain from exercising, or waive, any right or remedy which Mortgagee may have under any of the Loan Documents; (d) accept additional security of any kind for any of the Secured Obligations; or (e) release or otherwise deal with any real or personal property securing the Secured Obligations.  Any person acquiring or recording evidence of any interest of any nature in the Property, the Chattels, or the Intangible Personalty shall be deemed, by acquiring such interest or recording any evidence thereof, to have agreed and consented to any or all such actions by Mortgagee.

9.9          Subrogation of Mortgagee.  Mortgagee shall be subrogated to the lien of any previous encumbrance discharged with funds advanced by Mortgagee under the Loan Documents, regardless of whether such previous encumbrance has been released of record.

9.10        Notices.  Any notice required or permitted to be given by Mortgagor or Mortgagee under this Mortgage shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Mortgagor:

Tradeport Development II, LLC

204 West Newberry Road

Bloomfield, Connecticut 06002-1308

Attention: Anthony Galici

with a copy to:

Murtha Cullina, LLP

Cityplace One, 185 Asylum Street

Hartford, Connecticut 06103

Attention: Thomas Daniells, Esq.

If to Mortgagee:

First SunAmerica Life Insurance Company

c/o AIG Global Investment Corp.

1 SunAmerica Center, 38th Floor

Century City

Los Angeles, California 90067-6022

Attention:  Director-Mortgage Lending and Real Estate

with a copy to:

Otten, Johnson, Robinson, Neff & Ragonetti, P.C.

950 Seventeenth Street, Suite 1600

Denver, Colorado 80202

Attention:  Aaron J. Hill, Esq.

Either party may change such party’s address for notices or copies of notices by giving notice to the other party in accordance with this Section.

9.11        Defeasance.  Upon payment and performance in full of all of the Secured Obligations, Mortgagee will execute and deliver to Mortgagor such documents as may be required to release this Mortgage of record.

9.12        Illegality.  If any provision of this Mortgage is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Mortgage, the legality, validity, and enforceability of the remaining provisions of this Mortgage shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Mortgage a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.  If the rights and liens created by this Mortgage shall be invalid or unenforceable as to any part of the Secured Obligations, then the unsecured portion of the Secured Obligations shall be completely paid prior to the payment of the remaining and secured portion of the Secured Obligations, and all payments made on the Secured Obligations shall be considered to have been paid on and applied first to the complete payment of the unsecured portion of the Secured Obligations.

9.13        Usury Savings Clause.  It is expressly stipulated and agreed to be the intent of Mortgagee and Mortgagor at all times to comply with the applicable law governing the highest lawful interest rate.  If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the maturity of the Note, any prepayment by Mortgagor, or any other circumstance whatsoever, results in Mortgagor having paid any interest in excess of that permitted by applicable law, then it is the express intent of Mortgagor and Mortgagee that all excess amounts theretofore collected by Mortgagee be credited on the principal balance of the Note (or, at Mortgagee’s option, paid over to Mortgagor), and the provisions of the Note and other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  The right to accelerate maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Secured Obligations evidenced hereby or by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Secured Obligations until payment in full so that the rate or amount of interest on account of such Secured Obligations does not exceed the maximum rate or amount of interest permitted under applicable law.  The term “applicable law” as used herein shall mean any federal or state law applicable to the Loan.

9.14        Obligations Binding Upon Mortgagor’s Successors.  This Mortgage is binding upon Mortgagor and Mortgagor’s successors and assigns, and shall inure to the benefit of Mortgagee, and its successors and assigns, and the provisions hereof shall likewise be covenants running with the land.  The duties, covenants, conditions, obligations, and warranties of Mortgagor in this Mortgage shall be joint and several obligations of Mortgagor and Mortgagor’s successors and assigns.

9.15        Construction.  All pronouns and any variations of pronouns herein shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require.  Whenever the terms herein are singular, the same shall be deemed to mean the plural, as the identity of the parties or the context requires.

9.16        Attorneys’ Fees.  Any reference in this Mortgage to attorneys’ or counsel’s fees paid or incurred by Mortgagee shall be deemed to include paralegals’ fees and legal assistants’ fees.  Moreover, wherever provision is made herein for payment of attorneys’ or counsel’s fees or expenses incurred by Mortgagee, such provision shall include but not be limited to, such fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such fees or expenses arise before proceedings are commenced, during such proceedings or after entry of a final judgment.

9.17        Waiver and Agreement.  MORTGAGOR HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THE NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT CHARGE, UPON ACCELERATION OF THE MATURITY DATE OF THE NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THE NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE NOTE BY MORTGAGEE ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THE NOTE, THEN MORTGAGOR SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM PROVIDED FOR IN THE NOTE (OR, IN THE EVENT OF ACCELERATION WHEN THE NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED IN THE DEFINITION OF “SECURED OBLIGATIONS” SET FORTH IN ARTICLE 1 HEREOF).  MORTGAGOR HEREBY DECLARES THAT MORTGAGEE’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THE NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MORTGAGOR, FOR THIS WAIVER AND AGREEMENT.

9.18        Waiver of Jury Trial.  MORTGAGEE AND MORTGAGOR KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS MORTGAGE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE OR ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR MORTGAGEE AND MORTGAGOR TO ENTER INTO THE LOAN.

9.19        Governing Laws.  The substantive laws of the State shall govern the validity, construction, enforcement and interpretation of this Mortgage.

9.20        Inconsistency.  In the event of any inconsistency between the terms of the Loan Documents and the terms of that certain First Mortgage Loan Application between Mortgagor and Mortgagee, as amended (the “Application”), the terms of the Loan Documents shall govern and control in all respects.

9.21        Prejudgment Remedy.  MORTGAGOR AND EACH ENDORSER, GUARANTOR AND SURETY OF THE NOTE, AND EACH OTHER PERSON LIABLE OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THE INDEBTEDNESS EVIDENCED BY THE NOTE, HEREBY ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THE NOTE AND THIS MORTGAGE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52–278a TO 52–278n, INCLUSIVE, OR BY OTHER APPLICABLE LAW, HEREBY WAIVE THEIR RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH MORTGAGEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

9.22        Anti-Terrorism.

(a)           None of Mortgagor, Guarantor or any of their respective constituents or affiliates is in violation of any laws relating to terrorism or money laundering, including without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (as the same has been, or may hereafter be, renewed, extended, amended or replaced, the “Executive Order”) and the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced, the “Patriot Act”).  As used herein, “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including the Executive Order, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be renewed, extended, amended, or replaced).

(b)           None of Mortgagor, Guarantor, their respective affiliates, or to Mortgagor’s knowledge, any person having a beneficial interest in Mortgagor or Guarantor, any person for whom Mortgagor or Guarantor is acting as agent or nominee, any of their respective brokers or other agents acting in any capacity in connection with the Loan or, to Mortgagor’s knowledge as of the date hereof, Mortgagor’s predecessor in interest to the Property is a “Prohibited Person,” which is defined as follows:

(i)      a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person or entity with whom Mortgagee or any bank or other institutional lender is prohibited from dealing or otherwise engaging in any Anti-Terrorism Law;

(iv)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)     a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official Website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement Website or other replacement official publication of such list; and

(vi)    a person or entity who is affiliated with a person or entity listed above.

(c)           None of Mortgagor, Guarantor, any of their respective affiliates, to Mortgagor’s knowledge, any of their respective brokers or other agents acting in any capacity in connection with the Loan or, to Mortgagor’s knowledge as of the date hereof, the seller of the Property (if any portion of the Property is being acquired with proceeds of the Loan), does or shall (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person or leasing any portion of the Property to any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)           Mortgagor shall promptly deliver to Mortgagee any certification or other evidence reasonably requested from time to time by Mortgagee confirming Mortgagor’s compliance with this Section.  The representations, warranties and covenants set forth in this Section shall be deemed repeated and reaffirmed by Mortgagor as of each date that Mortgagor makes a payment to Mortgagee under the Note, this Mortgage and the other Loan Documents or receives any payment from Mortgagee.  Mortgagor shall promptly notify Mortgagee in writing should Mortgagor become aware of any change in the information set forth in these representations, warranties and covenants.

NOW THEREFORE, if Mortgagor shall pay or cause to be paid the Secured Obligations and if Mortgagor shall keep, perform and observe all of the covenants, agreements, conditions and provisions of this Mortgage and the other Loan Documents, then this Mortgage shall be null and void and of no further force and effect and shall be released by Mortgagee after written request by, and at the expense of, Mortgagor; otherwise to remain in full force and effect.

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IN WITNESS WHEREOF, Mortgagor has executed and delivered this Mortgage as of the date first mentioned above.

TRADEPORT DEVELOPMENT II, LLC, a Connecticut limited liability company

By: River Bend Associates, Inc., a Connecticut corporation, its Sole Member

Witness:	/s/ Thomas Daniells	By:	/s/ Anthony Galici

		Name:	Anthony Galici

Witness:	/s/ Sara Taylor	Title:	Vice President